Exhibit 99.1

Six Flags Announces Two-for-One Stock Split and Quarterly Cash Dividend

Grand Prairie, TX—May 5, 2011—Six Flags Entertainment Corporation (NYSE: SIX) announced today that its board of directors has approved a two-for-one split of the company’s common stock in the form of a stock dividend of one share for each outstanding share. The number of Six Flags Entertainment Corporation’s outstanding common shares will double to approximately 54 million. On June 27, 2011, each shareholder of record at the close of business on June 15, 2011 will receive an additional share of stock for each outstanding share.

The company’s board of directors also declared a quarterly cash dividend of six cents per share of common stock to shareholders of record as of May 31, 2011. The dividend will be payable June 13, 2011.

About Six Flags Entertainment Corporation
Six Flags Entertainment Corporation is the world’s largest regional theme park company with 19 parks across the United States, Mexico and Canada. Six Flags Over Texas, the company’s flagship location, is celebrating its 50th anniversary season in 2011.

Contact:

Nancy Krejsa

Senior Vice President

Investor Relations and Corporate Communications

+1-972-595-5083

nkrejsa@sftp.com